Exhibit 99.1

March 31, 2003

Quarterly Report
First Quarter 2003

Based upon our strong financial performance in 2002 our dividend rate was increased once again. The directors declared a payout of 19 cents per share for the first quarter this year, up from 17 cents last year. This makes 21 consecutive years of dividend increases. We are very proud of this accomplishment. The long term growth and health of our business have made this possible. Thank you for your help and support in this effort.

Operating results for the first quarter of 2003 are not as strong as we would like. The environment of record low interest rates has put pressure on the margins of virtually all community banks including ours. Earnings for the quarter were $1.2 million, down 9% from $1.3 a year ago. Earnings per share fully diluted fell to 42 cents this quarter from 46 cents for the same period in 2002. From what we read in the financial press and hear from our fellow bankers, many community banks are experiencing lower loan demand and tighter margins. A rebound in the economy would help us.

The size of our bank continues to grow. Assets ended the quarter at $409 million, up from $393 million a year ago. Both loans and deposits are up about 4%.

Our new full service branch in Scott County opened in late March.
It is located just off Cherry Blossom Way in the fastest growing part of Georgetown. We expect this to become a very active office. It should add to our growth in the years ahead.

We have two new officers on our management team in Georgetown.
Pam Jessie is now our Regional Manager and Maurice Smither manages our Showalter location. Ben Sargent will move from the Showalter branch to manage the new Cherry Blossom location. We have a lot of confidence in our Scott County team.

This quarter Louis Prichard joined Kentucky Bank as President and
I became Chairman. I also retained the title of President of the holding company, Bourbon Bancshares, Inc. Louis and his family have moved to Paris. He has already begun to make valuable contributions to the bank. His move has helped to make an already strong management team even stronger.

We thank you for your investment and interest in our company.



CONSOLIDATED BALANCE SHEET
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                                                                                    Percentage
                                                      3/31/2003       3/31/2002       Change
Assets
  Cash & Due From Banks                             $  9,151,965    $ 12,306,233         -25.6%
  Securities                                          96,184,662      87,955,761           9.4
  Loans Held For Sale                                  1,666,802       1,129,801          47.5
  Loans                                              283,159,601     272,583,869           3.9
  Reserve for Loan Losses                              3,438,693       3,467,672          -0.8
    Net Loans                                        279,720,908     269,116,197           3.9
  Federal Funds Sold                                   3,022,000       3,610,000         -16.3
  Other Assets                                        19,707,087      19,582,396           0.6
     Total Assets                                   $409,453,424    $393,700,388           4.0%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $ 54,599,700    $ 49,718,442           9.8%
    Savings & Interest Checking                      114,150,183     112,740,721           1.3
    Certificates of Deposit                          145,930,082     141,575,365           3.1
      Total Deposits                                 314,679,965     304,034,528           3.5
  Repurchase Agreements                                1,812,683       1,201,982          50.8
  Other Borrowed Funds                                44,380,117      44,768,748          -0.9
  Other Liabilities                                    3,756,527       3,811,669          -1.4
    Total Liabilities                                364,629,292     353,816,927           3.1
  Stockholders' Equity                                44,824,132      39,883,461          12.4
    Total Liabilities & Stockholders' Equity        $409,453,424    $393,700,388           4.0%

CONSOLIDATED INCOME STATEMENT

                                                    Three Months Ending
                                                                                    Percentage
                                                      3/31/2003       3/31/2002       Change

Interest Income                                     $  5,662,056    $  6,276,061          -9.8%
Interest Expense                                       2,041,680       2,607,192         -21.7
  Net Interest Income                                  3,620,376       3,668,869          -1.3
Loan Loss Provision                                      225,000         201,000          11.9
  Net Interest Income After Provision                  3,395,376       3,467,869          -2.1
Other Income                                           1,670,184       1,377,958          21.2
Other Expenses                                         3,404,584       2,988,256          13.9
  Income Before Taxes                                  1,660,976       1,857,571         -10.6
Income Taxes                                             477,898         561,729         -14.9
  Net Income                                           1,183,078       1,295,842          -8.7
Net Change in Unrealized Gain (loss)
  on Securities                                           20,728          12,321         -68.2
  Comprehensive Income                              $  1,203,806    $  1,308,163          -8.0%

Selected Ratios
  Return on Average Assets                                  1.14%           1.31%
  Return on Average Equity                                  10.6            13.1

  Earnings Per Share                                     $  0.43         $  0.47
  Earnings Per Share - assuming dilution                    0.42            0.46
  Cash Dividends Per Share                                  0.19            0.17
  Book Value Per Share                                     16.14           14.42

  Market Price                                              High            Low         Close
    First Quarter '03                                       $28.50          $25.50      $28.50
    Fourth Quarter '02                                      $26.50          $24.00      $25.50
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